For Immediate Release
EXHIBIT 99.1
IR Contact:
David K. Waldman/Klea K. Theoharis
Crescendo Communications, LLC
(212) 671-1020

MOBIVENTURES ACQUIRES MOVE2MOBILE;

MOVE2MOBILE’S DIVERSE PORTFOLIO OF COMPANIES
ADDS DEPTH TO MOBIVENTURES’ PRODUCT OFFERING

London, England and New York, NY—March 18, 2008—MobiVentures Inc. (OTCBB: MBLV), an international provider of high quality mobile applications, content and services today announced that it has entered into a definitive agreement to acquire 100% of Move2Mobile Limited, the UK’s leading mobile and wireless business accelerator. MobiVentures will purchase the company for $4.2 million consisting of $2.5 million in stock and $1.5 million in cash to be paid out over 24 months. The acquisition is expected to close on or before March 31, 2008 and will be subject to satisfaction of certain conditions prior to closing, including delivery of audited and interim financial statements of Move2Mobile.

Move2Mobile provides services to early stage businesses to support their product and business development, and entry into the market. In return for its services, Move2Mobile receives its payment primarily in stock in the respective companies and as a result holds equity interests in 12 early stage companies in the mobile sector. Move2Mobile’s ownership position in each of its portfolio companies ranges from a small equity interest to 20%. Mobiventures will now have greater access to a broad scope of businesses in the mobile space, which include a secure SMS technology company, a mobile polling and voting, mobile fraud prevention and several other mobile focused technology businesses. At year-end 2007, Move2Mobile was at break-even and had combined equity interest in its portfolio companies valued in excess of $4.2 million.

Move2Mobile’s portfolio companies include:

  Airborne Networks Limited—Infrastructure company that develops patented self-powered WiFi/WiMax radios and nodes

  Applied Living Technologies—Mobile voting and polling application

  Kyool—Mobile price comparison and search for entertainment (CD’s; DVD’s; Books etc)

  Mobirent—Application that allows rental of mobile content

  OneStopClick—Broker for provision of IT services to mid-cap companies

  pictureThere.com—Mobile camera bureau service for businesses e.g. insurance fraud prevention

  SmarterPark—Mobile platform to allow car park providers to make available and transact parking spaces by mobile

  Staellium—Secure SMS technology – allows for time defined automatic deletion of messaging

  T&M Wireless—Technology that allows a single device to manage multiple SIM cards

  tetraTAB—TETRA specific devices providing efficient mobile data for public service sector

  UK Street Sounds—Online and mobile social networking specialising in urban music and youth culture

Danny Wootton, Director of Move2Mobile commented, “The acquisition of Move2Mobile by MobiVentures is a great step forward for our two companies. Move2Mobile has worked with over 150 companies in the wireless and mobile space over the last 5 years. This acquisition provides Move2Mobile’s portfolio companies with the ideal platform to launch their applications and services to a broader market, while providing MobiVentures access to a broad range of exciting and fast growing mobile technologies. We are excited about the growth prospects of the combined business and the synergies of our two teams working closely together.”

Peter Ahman, President and chief financial officer of MobiVentures, commented, “As mobile devices have become ubiquitous, innovation and demand for ever-changing content and services has grown exponentially. The number of global wireless subscribers is expected to grow to just over 3.1 billion by 2011 from approximately 1.8 billion in 2005, according to Insight Research Corporation. We realized this trend early on and now, with the acquisition of Move2Mobile, we can leverage MobiVenture’s worldwide distribution channels in order to accelerate the growth of Move2Mobile’s present and future portfolio companies across the UK, Europe, Asia, North America, and Africa.”

About MobiVentures

MobiVentures Inc. is an established provider of leading edge multi-media mobile content and services, with clients across the UK, Europe, Asia and North America. MobiVentures acquires and consolidates growing companies that operate within the mobile content and service industry. Through the combined scale and resources, MobiVentures seeks to accelerate growth and time to market for its portfolio companies and their respective products, which stand to immediately benefit from the company’s broad content array, international distribution channels and strategic alliances.

About Move2Mobile

Move2Mobile is the UK's foremost wireless business incubator and accelerator. Established in mid-2002, Move2Mobile provides services to a range of businesses from start-up entrepreneurs through to established companies wishing to accelerate and grow their business. Move2Mobile’s primary focus is helping businesses by providing management, financial, commercial and other support to selected startup and early stage ventures in wireless and mobile related industries. Move2Mobile is well positioned to capitalise on its niche position as UK’s foremost accelerator for early stage wireless and mobile related companies.

Statements about MobiVentures’ future expectations and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Litigation Reform Act of 1995. MobiVentures’ actual results could differ materially from expected results. MobiVentures undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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